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                                                                   EXHIBIT 10.38

2006 OFFICER INCENTIVE COMPENSATION PLAN (OICP) POLICY - FINAL COMP COMMITTEE RECCO

PURPOSE / PROGRAM OBJECTIVE

This program is a performance based incentive program for certain Company Officers. The program's main purpose is to drive improvement in the company's overall business performance as measured by certain total company financial metrics (i.e., the Corporate Target) and divisional financial targets (i.e., Division Targets) as determined by the Compensation Committee or Board each year.

SCOPE / ELIGIBILITY CRITERIA

The following Company officers are currently eligible (as of 1/1/06) for the
OICP:

      1.    Chief Executive Officer (CEO)

      2.    VP-Finance

      3.    VP-Sales

      4.    VP-Alehouse Operations

      5.    VP-Brewery Operations

All bonuses will be earned and paid annually. Participants will need to be on the payroll at approval and release of audited financials in order to get paid. New hires into any of these positions will participate on a pro-rata basis, beginning with the first month after hire. The compensation committee will approve the introduction of any new participants/new hires to the plan and the actual awards to all eligible participants.

INCENTIVE AMOUNTS/COMPONENTS

      1.    CHIEF EXECUTIVE OFFICER (CEO)

                  a. 40% of annual base salary if the company meets the Corporate Target

      2.    VP- FINANCE

                  a. 40% of annual base salary if the company meets the Corporate Target

      3.    VP-SALES

                  a. 12% of annual base salary if the Beverage Division meets the Beverage Division Target

                  b. 12% of annual base salary if the Beverage Division exceeds the total Revenue Target.

                  c. 16% of annual base salary if the company meets the Corporate Target.

      4.    VP-ALEHOUSE OPERATIONS

                  a. 12% of annual base salary if the Alehouse Division meets the Alehouse Target

                  b. 12% of annual base salary if the Alehouse Division exceeds the total Revenue target.

                  c. 16% of annual base salary if the company meets the Corporate Target.

      5.    VP-BREWERY OPERATIONS

                  a. 12% of annual base salary if the Beverage Division meets the Beverage Division Target

                  b. 12% of annual base salary if the Beverage Division achieves the budgeted COGS target.

                  c. 16% of annual base salary if the company meets the Corporate Target.

PERFORMANCE INCENTIVE PLAN (PIP)

The PIP pays to officers and selected management positions an additional bonus in the form of an incentive pool for over- achieving its Corporate Target. The PIP incentive pool will be calculated based on "stretch" performance goals set and approved by the Compensation Committee or Board in conjunction with Management as follows:

      - OFFICER POOL - 10% OF ANY EXCESS ABOVE THE APPROVED TOTAL COMPANY STRETCH TARGET,

      - OTHER MANAGEMENT POOL - 10% OF ANY EXCESS ABOVE THE APPROVED TOTAL COMPANY STRETCH TARGET.

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      The allocation of the PIP bonus pool is as follows:

      OFFICER POOL (10%):

            -     CEO=30%

            -     VPs (4)=15%

            -     Unallocated (discretionary)=10%

      OTHER MANAGEMENT POOL (10%) DIVIDED EQUALLY AMONG (6% EACH):

            -     Alehouse General Managers (5)

            -     Brewery Managers (2)

            -     Controller (1)

            -     Regional Sales Managers (5)

            -     National Account Managers (3)

      If Officer Incentive earnings exceed a specified level indexed to base salary, incentive earnings will be given in restricted stock (the actual award will be a combination of cash and stock in order to cover any tax obligation). Index amounts are as follows:

            -     CEO=100% of base pay

            -     VPs=50% of base pay

EXCLUSIONS AND ADJUSTMENTS TO THE PLAN:

All capital expenditures except those that are a part of the Alehouse Expansion strategy are deducted from Corporate Target. However, if the company is faced with a major capital expenditure in any year (e.g. the purchase of a new filler), an allowance or alternative mechanism has been created to account for this type of expenditure for incentive compensation purposes. If a CAPEX request is (a)greater than the threshold amount approved by the Compensation Committee,
(b) is associated with a single project, and (c) is normally capitalizable under GAAP, then management can explore two options: (1) secure an external lease for the project, or (2) propose an internal lease arrangement to the BOD for consideration. IF the BOD determines that it will "loan" the money to management, the cost of the loan will be deducted from the Corporate Target for purposes of incentive compensation. The terms and conditions of the inside or outside lease will be negotiated at the time the issue presents itself.

All asset sales in excess of $250,000 in any combination during the bonusable year will not be included in the calculation of the Corporate Target for incentive purposes, and the impact of such sales will be reviewed and agreed upon in setting future targets. The Board will be provided a $50,000 discretionary budget that will be included, if utilized, in the calculation of the corporate target. Anything over this $50,000 budget shall be excluded from the Corporate Target calculation.

The following costs will be excluded from the calculation of the Corporate Target for incentive purposes

            - All costs associated with the continuation or restart of Project CLEO.

In the event that Company acquires another company, the Corporate Target shall be increased by an amount to be determined by the Comp Committee based on the financials and condition of the acquired company and by the transaction costs related to the acquisition, pro rated for the year of acquisition. In the event that the company sells revenue producing assets, the Corporate Target will be adjusted by the Compensation Committee in conjunction with the Board of Directors to reflect the new/remaining base business.

Should a regulatory agency implement a policy that would affect the Corporate Target after the target has been set, the Compensation Committee will review the situation on a case by case basis with the aim that the Management Team bonus should not be negatively or positively impacted by such an external action.

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As a prerequisite for any corporate bonus component to be paid, the annual financial performance of the company must equal or exceed the performance in 2005 on an adjusted EBITDA basis. If this requirement is not achieved, then no award will be paid for the Corporate component of an Officer's cash incentive bonus for the year.

There will be no "planned" exclusions to the PIP plan, either positive or negative. If the economy goes into the tank, or there is another energy crisis, or the company is faced with unanticipated price increases, management lives with the terms of the OICP for the year.

Any officer who is eligible for an award but is terminated by the company without cause during the year will be paid on a pro rated basis, if duly earned; and if an officer is terminated without cause between the end of the fiscal year and when the OICP award is validated and officially declared the officer will be eligible for 100% payment under the plan. A pro-rated OICP award will be made to any eligible officer or manager who earns an award and is hired after the first of a bonus year. Additionally, an officer needs to be employed by the company on the date the OICP bonus is validated and declared official by the Comp Committee in order to earn the award even if he/she voluntarily terminates after the full bonus year but before the award's official declaration date.

The Compensation Committee retains the right to take any restatement of earnings for prior years into account in re-calculating OICP bonuses. If re-calculation results in lower incentive compensation and such bonuses have already been paid, the Company may, at its discretion, require an appropriate refund from some or all senior managers.

ALTERNATE INCENTIVE COMPENSATION PLAN (AICP)

In the event that the Company is acquired, sold, or merged with another entity resulting in a change of control, the OICP will provide an Alternate Incentive Compensation Plan (AICP) to the Company's officers (listed below) that replaces the PIP. In the event that the Company is acquired, sold, or merged with another entity in a transaction that results in providing a net return to shareholders in excess of a minimum target amount approved by the Compensation Committee as compared to the Company's pre-transaction shareholders, an incentive bonus pool will be created under the AICP to reward the Company's Officers. The minimum target amount will be set annually. The Compensation Committee will also approve budgeted target amounts. The AICP incentive pool will be calculated on a three tier basis:

- No AICP payments if the net return to shareholders is less than the minimum target amount as compared to the Company's pre-transaction shareholders;

- 8% of the net return to shareholders in excess of the minimum target amount as compared to the Company's pre-transaction shareholders up to a net return of the budgeted target amount as compared to pre-transaction shareholders, plus;

- 10% of the net return to shareholders in excess of the budgeted target amount as compared to the Company's pre-transaction shareholders until the cumulative amount of the bonus pool reaches a maximum of $2.5 million.

The AICP bonus is to be paid in cash to the Officers at the close of a transaction contemplated above. The AICP is an additional payment to the officers over and above any employment agreements, severance agreements, stock option plans, or other existing employee benefit plan in place at the time of the close of the transaction. However, in the event that an Officer (listed below) has been employed by the Company for a period of less than two years at the completion of the transaction process, then any severance payments due the Officer under existing severance agreements will be deducted from that officer's AICP bonus.

Should an Officer be terminated without cause during the transaction process, that Officer will be eligible to fully participate in the AICP bonus pool if the transaction is completed within six months of his termination. After six months, the Officer's share of the AICP bonus pool will be forfeited. In the event that an Officer is terminated for cause or voluntarily leaves the Company prior to the close of a transaction, that Officer shall be ineligible to participate in the AICP bonus pool and will forfeit his/her bonus under the plan. Any forfeited AICP bonus pool monies shall be at the discretion of the Company's Board of Directors to deploy as it deems appropriate.

The allocation of the AICP bonus pool is as follows:

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      -     CEO=27%

      -     VPs (4)=15%

      - Unallocated (discretionary) = 8% to be allocated at the discretion of the CEO with input from the other officers and approval by the board.

ADMINISTRATION GUIDELINES:

Annual payment of the PIP will occur after year-end results have been audited and attested to by the company's outside auditor, and after the compensation committee has reviewed and approved the incentive awards. Review, approval and payments of PIP bonuses should occur as close to the fourth Thursday of February each year as is possible pending audit approvals and other possible inquiries by regulators or taxing authorities as may occur that might impact the financial results of the bonusable year.

The Compensation Committee is responsible for initiating review, approval and payment of the OICP. The committee may call upon the CEO/CFO, as well as the Controller, HR Director, or the company's outside auditors in the compilation of the necessary data.

QUESTIONS

Direct any questions / comments to the CEO or the Chair of the Compensation Committee.

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